SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

ADVOCAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2003
PROXY STATEMENT
SUMMARY OF MATTERS TO BE CONSIDERED
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT AND DISCLOSURES
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COUNSEL CORPORATION RELATIONSHIP
CERTAIN TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 2: STOCKHOLDER PROPOSAL
STOCK PERFORMANCE GRAPH
DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS
AVAILABILITY OF 10-K
INCORPORATION BY REFERENCE
OTHER MATTERS

ADVOCAT INC.
277 Mallory Station Road, Suite 130
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2003

     Notice is hereby given that the Annual Meeting of Stockholders of Advocat Inc. (the “Company”) will be held at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 315 Deaderick Street, Suite 1800, Nashville, Tennessee 37238, on Wednesday, June 4, 2003, at 10:30 a.m. Central Daylight Time, for the following purposes:

1.	To elect two Class 3 directors to hold office for a three (3) year term until their successors are duly elected and qualified;

2.	To vote on a stockholder proposal regarding the Company’s shareholder rights plan, if the proposal is presented at the Annual Meeting; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 21, 2003 will be entitled to vote at the meeting.

     The Company’s Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

     Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the meeting.

By Order of the Board of Directors,

L. Glynn Riddle, Jr., Secretary

Franklin, Tennessee
May 5, 2003

     YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

ADVOCAT INC.
PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, “Advocat” or the “Company”), to be used at the Annual Meeting of Stockholders to be held on June 4, 2003, at 10:30 a.m. Central Daylight Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and form of proxy are being mailed to stockholders on or about May 5, 2003.

     A stockholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them for the election of the nominees named herein who are standing for election as class 3 directors and against the stockholder proposal. Management does not know of any other matters that will be presented for action at the Annual Meeting of Stockholders. If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

     The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the Company’s shares.

SUMMARY OF MATTERS TO BE CONSIDERED

     At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to vote on (i) the election of two nominees to serve as Class 3 directors for a three-year term and until their successors are duly elected and qualified (see “Proposal 1: Election of Directors”) and (ii) if properly presented, a stockholder proposal regarding the Company’s shareholder rights plan (see “Proposal 2: Stockholder’s Proposal”).

VOTING

     Stockholders of record as of April 21, 2003 will be entitled to vote at the annual meeting. At the close of business on that day, there were outstanding 5,493,287 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote, which may be given in person or by proxy authorized in writing. The Company has no other classes of voting stock issued. The Company has 393,658 shares of Series B Redeemable Convertible Preferred Stock outstanding, but such preferred stock is not entitled to vote at the Annual Meeting of Stockholders. The Company has the authority to issue additional shares of preferred stock in one or more series, although no series of preferred stock has been designated or issued.

     To vote by proxy, a stockholder should complete, sign, date and return the enclosed proxy to the Secretary of the Company. The Board of Directors urges you to complete the proxy card whether or not you plan to attend the meeting. If you attend the meeting in person, you may, if you wish, vote in person on all matters brought before the meeting even if you have previously delivered your proxy. Any stockholder who has given a proxy may revoke it any time prior to its exercise by filing an instrument revoking it with the Secretary of the Company, by duly executing a proxy bearing a later date, or by attending the meeting and voting in person. The mere presence at the meeting of a stockholder who has appointed a proxy will not revoke the appointment.

     The director nominees will be elected by a plurality of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the annual meeting. All other matters submitted to the stockholders will be approved by the affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting of Stockholders. Abstentions and broker non-votes will not be counted as affirmative votes, but will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes have no legal effect on the election of directors. On matters requiring majority vote for approval, abstentions, and broker non-votes have the effect of negative votes.

PROPOSAL 1:
ELECTION OF DIRECTORS

     All directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The Board of Directors of the Company is divided into three classes. The term of the Class 3 directors will expire at this Annual Meeting of Stockholders; the term of the Class 1 directors will expire at the 2004 Annual Meeting of Stockholders; and the term of the Class 2 directors will expire at the 2005 Annual Meeting of Stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting, successors to the class of directors whose term expires at such meeting will be elected to serve for a three-year term and until their successors are duly elected and qualified.

     Directors who are not officers, employees or consultants of the Company (currently directors Brame, Nelson, O’Neil and Olson) receive a director’s fee of $10,000 annually, $1,000 per board meeting attended and $500 per committee meeting attended (except when held on the same day as board meetings). Such directors are also entitled to participate in the Company’s health care plan. Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director.

     The Board of Directors proposes that two nominees indicated below be elected as Class 3 directors to serve for a three-year term until their successors are duly elected and qualified. Mr. Edward G. Nelson is currently a Class 3 director but has elected not to stand for re-election. Thus, Mr. Nelson’s term as a director will expire at the Annual Meeting. The Board of Directors has approved reducing the size of the Board to four members. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

Nominees for Election of Class 3 Directors

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

Class 3 Directors
William R. Council, III	41	October 2002	Member of the Board of Directors of the Company; President and Chief Executive Officer from March 2003 to present; Interim Chief Executive Officer from October 2002 to March 2003; Executive Vice President, Chief Financial Officer and Secretary of the Company from March 2001 to December 2002; Chief Executive Officer and Vice President for Senior Counseling Group from November 1998 through January 2001; Senior Audit Manager at Arthur Andersen LLP from September 1990 to November 1998 and Audit Staff from January 1985 through September 1990. Mr. Council is a certified public accountant.

Richard M. Brame	49	December 2002	Member of the Board of Directors of the Company; Chief Manager of Regency Health Management, LLC from July 1999 to present; President of the General Partner of San Angelo Nursing Center, LP from October 2001 to present; Chief Manager of Hixon Assisted Living LLC from December 1998 to present; Secretary of Fort Oglethorpe Assisted Living, LLC from 1998 to present; President of Ooltewah Investments, Inc. from 1992 to present.

Continuing Directors
Class 2 Director
Wallace E. Olson	56	March 2002	Chairman of the Board of Directors of the Company from October 2002 to present; Member of the Board of Directors of the Company since March 2002. He has been a private investor since May 1996.
Class 1 Director
William C. O’Neil, Jr.	68	Inception	Member of the Board of Directors of the Company; Private Investor; Chairman and Chief Executive Officer of ClinTrials Research, Inc. from September 1989 to February 1998; Director of American HealthWays, a specialty health care service company; Director of Sigma Aldrich Corp., a manufacturer of research chemicals; and Director of Central Parking Corporation.

     The Board of Directors currently has standing Audit, Executive, and Compensation Committees. The Board of Directors does not have a nominating committee.

     The Executive Committee presently is composed of three directors: Mr. Council, Mr. Olson and Mr. Nelson. Mr. Nelson will resign from the Executive Committee immediately following the Annual Meeting. The Delaware General Corporation Law and the Company’s Bylaws provide that the Board may designate such a committee from their number to carry out the functions of the Board as permitted by law. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 2002, the Executive Committee held no separate meetings.

     The Audit Committee presently is composed of three directors: Mr. Olson, Mr. Nelson and Mr. O’Neil. Mr. Nelson will resign from the Audit Committee immediately following the Annual Meeting. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit function, and review and setting of internal policies and procedures regarding audits, accounting and financial controls. During 2002, the Audit Committee held four meetings.

     The Compensation Committee presently is composed of two directors: Mr. Nelson and Mr. O’Neil. Mr. Nelson will resign from the Compensation Committee immediately following the Annual Meeting. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers and directors, including benefits under the Company’s compensation plans and general review of the Company’s employee compensation policies. During 2002, the Compensation Committee held one meeting.

     During the Company’s fiscal year ended December 31, 2002, its Board of Directors held fifteen meetings and unanimously adopted four written consent actions. Each director named above, during the period in which he served in 2002, attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board of Directors and of the committees on which he served.

     A plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to elect the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

STOCK OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The table below sets forth, as of March 31, 2003, the number and percentage of outstanding shares of the Company’s Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by each director, by each of the executive officers named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

	Number of
	Shares	Percentage
	Beneficially	Shares of Total
Name	Owned (1)	Outstanding (2)

Wallace E. Olson (3)	825,150	15.0%
Suite 604, 736 Georgia Avenue
Chattanooga, TN 37402
Joseph Zadeh (4)	743,800	13.5%
1411 McDavid Drive
Aledo, TX 76008
Charles W. Birkett, M.D. (5)	419,382	7.3%
38 Black Gum Lane
Hilton Head Island, SC 29926
Five Course Partners (3)	387,400	7.1%
Suite 604, 736 Georgia Avenue
Chattanooga, TN 37402
Paul Richardson (6)	248,454	4.4%
William R. Council, III (7)	50,000	*
Edward G. Nelson (8)	37,600	*
William C. O’Neil, Jr. (8)	35,600	*
Raymond L. Tyler (9)	25,000	*
Richard M. Brame (10)	5,000	*
Charles H. Rinne(11)	137,334	2.4%
All directors and executive officers as a group (8 persons)(12)	1,226,804	21.0%

*	less than 1%

(1)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	The percentages shown are based on 5,493,287 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of March 31, 2003.

(3)	Mr. Olson is a general partner of Five Course Partners and is deemed to beneficially own the shares owned by Five Course Partners. Mr. Olson’s shares also include 10,000 shares purchasable upon exercise of options at an exercise price of $0.25 issued under the Director Plan, 179,500 shares owned jointly with his wife, 1,300 shares owned jointly with his daughter and 246,950 owned by a partnership controlled by Mr. Olson.

(4)	Based solely on Schedule 13G filing made by Mr. Zadeh on June 13, 2002.

(5)	Includes 85,000, 50,000, 50,000 and 75,000 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625 and $1.8125 per share, respectively, issued under the Key Personnel Plan. Also includes 1,500 shares owned by Dr. Birkett’s wife of which Dr. Birkett disclaims beneficial ownership.

(6)	Includes 85,000, 30,000, 25,000, 20,000 and 36,500 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, $10.0625, $1.8125 and $0.35 per share, respectively, issued under the Key Personnel Plan. Also includes 4,000 shares owned by Mr. Richardson’s wife and a family trust of which Mr. Richardson disclaims beneficial ownership.

(7)	Includes 50,000 shares purchasable upon exercise of an option at an exercise price of $0.35 per share issued under the Key Personnel Plan.

(8)	Includes 15,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000, 1,000 and 13,600 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, $5.5625, $0.15, $1.0625 and $0.35 per share, respectively, issued under the Director Plan.

(9)	Includes 25,000 shares purchasable upon exercise of an option at an exercise price of $0.35 per share issued under the Key Personnel Plan.

(10)	Includes 5,000 shares purchasable upon exercise of an option at an exercise price of $0.23 per share issued under the Director Plan.

(11)	Includes 50,000 and 87,334 shares purchasable upon exercise of options at exercise prices of $1.875 and $0.35 per share, respectively, issued under the Key Personnel Plan.

(12)	Includes 271,500 and 86,200 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

EXECUTIVE OFFICERS

     The following table sets forth, as of March 31, 2003, the Company’s executive officers:

Name of Officer	Age	Officer Since	Position with the Company

William R. Council, III	41	Mar. 5, 2001	President and Chief Executive Officer from March 2003 to present; Interim Chief Executive Officer from October 2002 to March 2003; Executive Vice President, Chief Financial Officer and Secretary of the Company from March 5, 2001 to December 2002; Chief Executive Officer and Vice President for Senior Counseling Group from November 1998 through January 2001; Senior Audit Manager at Arthur Andersen LLP from September 1990 to November 1998 and Audit Staff from January 1985 through September 1990. Mr. Council is a certified public accountant.

Paul Richardson	53	Inception	President and Chief Executive Officer of the Company's Canadian operating subsidiary; Member of the Board of Directors of the Company from Inception to December 2001; President and Chief Operating Officer of the Company from May 1994 through February 1997; Executive Vice President of Diversicare Inc. from September 1991 to May 1994; President of Diversicare Management Services, Co. from November 1991 through February 1997; President of Diversicare Leasing Corp. from May 1994 through February 1997; Executive Vice President of Diversicare Incorporated from March 1991 to May 1994.

Raymond L. Tyler	52	Oct. 18, 2002	Senior Vice President of Operations of the Company from October 2002 to present; Vice President of Operations of the Company from January 2001 to October 2002; Senior Vice President Northeast Region at Vencor, Inc. from 2000 to 2001; Executive Vice President and Chief Operations Officer at Wesley Health Services from 1999 to 2000; President and Chief Executive Officer at Hunter Care Centers from 1993 to 1999.

L. Glynn Riddle, Jr.	43	Dec. 9, 2002	Vice President, Chief Financial Officer and Secretary of the Company from December 2002 to present; Controller of the Company's Assisted Living Division from February 2002 to December 2002; Vice President of Finance at ENVOY Corporation from 1998 to 2001; Senior Vice President and Controller at Comdata Corporation from 1992 to 1998.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the services in all capacities to the Company for the three fiscal years ended December 31, 2002, of the individuals who served as the Company’s chief executive officer during the 2002 fiscal year and of the other individuals who served the Company as executive officers as of the end of the 2002 fiscal year or during the 2002 fiscal year and met the reporting requirements.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

				Other	Restricted	Securities
Name and Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary($)	Bonus($)	Compensation($)(4)	Awards($)	Options/SARs(#)	Payouts ($)	Compensation($)(1)

William R. Council, III (1)(2)	2002	185,216	—	—	—	—	—	—
President and	2001	118,269	15,000	—	—	50,000	—	26,990
Chief Executive Officer	2000	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Paul Richardson(1)	2002	112,977	4,220	—	—	—	—	4,300
Executive Vice President,	2001	107,903	4,283	—	—	50,100	—	4,364
Director and Chief Executive	2000	105,903	13,237	—	—	1,000	—	4,506
Officer of the Company’s
Canadian Operating subsidiary

Raymond L. Tyler, Jr.(1)(3)	2002	203,657	—	—	—	—	—	765
Senior Vice President	2001	N/A	N/A	N/A	N/A	N/A	N/A	N/A
of Operations	2000	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Dr. Charles W. Birkett (1)(4)	2002	330,707	—	312,313	—	—	—	125
Former Chairman of the	2001	400,000	—	—	—	13,600	—	—
Board of Directors, Chief	2000	325,000	—	—	—	1,000	—	87
Executive Officer

Charles H. Rinne (1)(4)	2002	250,517	—	148,949	—	—	—	50,150
Former President and	2001	289,046	25,000	—	—	100,000	—	—
Chief Operating Officer	2000	250,000	—	—	—	—	—	87

(1)	Includes matching contributions for Dr. Birkett under the Company’s 401K plan of $125 for 2002 and $87 for 2000. In the case of Mr. Richardson, a Canadian citizen, the amounts include contributions to Mr. Richardson’s Registered Retirement Savings Plan of $4,300, $4,364 and $4,506 for 2002, 2001 and 2000, respectively. Includes matching contributions for Mr. Rinne under the Company’s 401K plan of $150 for 2002 and $87 for 2000. Includes matching contributions for Mr. Tyler under the Company’s 401K plan of $765 for 2002. Also includes $50,000 in 2002 to reimburse Mr. Rinne for previously incurred relocation expenses , and $26,990 in 2001 to reimburse Mr. Council for relocation expenses.

(2)	Mr. Council joined the Company on March 5, 2001 as Executive Vice President, Chief Financial Officer and Secretary. Mr. Council became interim Chief Executive Officer on October 18, 2002 and Chief Executive Officer on March 10, 2003, no longer serving in an interim capacity.

(3)	Mr. Tyler became an executive officer of the Company on October 18, 2002.

(4)	Effective October 18, 2002, Dr. Birkett retired and no longer serves as Chairman and Chief Executive Officer, and Mr. Rinne resigned as Chief Operating Officer. Other Annual Compensation in 2002 consists of severance payments made to Dr . Birkett and Mr. Rinne of $312,313 and $148,949, respectively.

Employment Agreements

     On March 5, 2001, the Company entered into an employment agreement with Mr. Council to serve as Chief Financial Officer of the Company. This agreement had an initial term that ended on February 28, 2002 and renewed automatically for one-year periods unless 30 days notice is given by either the Company or the employee. Mr. Council’s agreement provided for a base salary of $150,000, subject to change by the Company’s Compensation Committee. On October 18, 2002, Mr. Council was named Interim Chief Executive Officer and his base salary was increased to $275,000. On March 28, 2003, Mr. Council was named Chief Executive Officer, no longer serving in an interim capacity. Effective March 28, 2003, the Company entered into an amended and restated employment agreement with Mr. Council (the “Council Employment Agreement”) to serve as Chief Executive Officer of the Company. The Council Employment Agreement has an initial term than ends on March 31, 2005 and renews automatically for one-year periods unless 30 days notice is given by either the Company or the employee. The Council Employment Agreement provides for a base salary of $275,000, subject to change by the Company’s Compensation Committee.

     On May 14, 1994, the Company entered into an employment agreement with Mr. Richardson. Mr. Richardson serves as Executive Vice President of the Company and as President and Chief Executive Officer of the Company’s Canadian operating subsidiary. The Employment Agreement for Mr. Richardson provides for a base annual salary of $175,000 Canadian, which salary is subject to change by the Company’s Compensation Committee. For the year 2002, Mr. Richardson’s base annual salary was $137,780 Canadian ($89,082 U.S. at the December 31, 2001 exchange rate). Effective January 1, 2003, Mr. Richardson’s base annual salary was increased to $180,000 Canadian ($114,192 U.S. at the December 31, 2002 exchange rate). The initial term of the employment agreement for Mr. Richardson expired on the second anniversary of the date of execution thereof. The employment agreement renews automatically for one-year periods unless 30 days notice is given by either the Company or the employee.

     In addition, each of the employment agreements may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Richardson is entitled to receive a lump sum severance payment in an amount equal to 24 months of his monthly base salary. Mr. Council is entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary. Furthermore, upon such termination, each of them may elect to require the Company to repurchase their options granted under the Key Personnel Plan for a purchase price equal to the difference between the fair market value of the Common Stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event that one of these employment agreements is terminated earlier by the Company for cause (as defined therein), or by Mr. Richardson or Mr. Council other than upon a constructive discharge or a change in control, they will not be entitled to any compensation following the date of such termination other than the pro rata amount of their then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the terminated employee is prohibited from competing with the Company for 12 months.

     On May 14, 1994, Charles W. Birkett entered into an employment agreement with the Company as its Chief Executive Officer. Dr. Birkett’s employment agreement with the Company provided for a base salary of $250,000, which salary was subject to change by the Company’s Compensation Committee. For the year 2002, Dr. Birkett’s base annual salary was $408,000. Effective as of October 18, 2002, Dr. Birkett and the Company entered into a Mutual Separation Agreement (the “Birkett Separation Agreement”). The Birkett Separation Agreement provides for the termination of Dr. Birkett’s employment agreement as of October 18, 2002, and provides that the Company will pay Dr. Birkett one lump sum severance payment in the amount of $196,570.54 upon the execution of the Birkett Separation Agreement and additional severance payments each in the amount of $24,571.32 payable per bi-weekly pay period for a period of six (6) months, beginning on November 8, 2002, and each payment will be less statutory withholdings and deductions. The Birkett Separation Agreement also provides that Dr. Birkett will be entitled to COBRA continuation benefits provided under the Company’s group health plan until April 30, 2003. Each of the Company and Dr. Birkett also agreed in the Birkett Separation Agreement to waive and release any and all claims and liabilities, whether or not presently known to exist, that either party may have against the other party relating to Dr. Birkett’s employment with the Company.

     On June 28, 1999, the Company entered into an employment agreement with Mr. Charles H. Rinne to serve as President of the Company. Mr. Rinne’s employment agreement with the Company provided for a base salary of $225,000, which salary was subject to change by the Company’s Compensation Committee. For the year 2002, Mr. Rinne’s base annual salary was $325,000. Effective as of October 18, 2002, Mr. Rinne and the Company entered into a Mutual Separation Agreement (the “Rinne Separation Agreement”). The Rinne Separation Agreement provides for the termination of Mr. Rinne’s employment agreement as of October 18, 2002, and provides that the Company will pay Mr. Rinne one lump sum severance payment in the amount of $81,250.00 upon the execution of the Rinne Separation Agreement and additional severance payments each in the amount of $13,541.67 payable per bi-weekly pay period for a period of six (6) months, beginning on November 8, 2002 and each payment will be less statutory withholdings and deductions. The Rinne Separation Agreement also provides that Mr. Rinne will be entitled to COBRA continuation benefits provided under the Company’s group health plan until April 30, 2003. Each of the Company and Mr. Rinne also agreed in the Rinne Separation Agreement to waive and release any and all claims and liabilities, whether or not presently known to exist, that either party may have against the other party relating to Mr. Rinne’s employment with the Company.

Option Grants

     During the year ended December 31, 2002, the Company did not grant any stock options to the named executive officers reflected in the Summary Compensation Table.

Option Exercises and Values

     The table below provides information as to exercises of options under the Key Personnel Plan and the Director Plan by the named executive officers reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officers. The Company has granted no stock appreciation rights.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options
	Securities		Options/SARs		/SARs
	Underlying		At Fiscal Year-End		at Fiscal Year-end($)(1)
	Options	Value
Name	Exercised(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William R. Council, III	-0-	$-0-	33,333	16,667	$-0-	$-0-
Paul Richardson	-0-	-0-	184,333	12,167	-0-	-0-
Raymond L. Tyler, Jr.	-0-	-0-	16,667	8,333	-0-	-0-
Dr. Charles W. Birkett	-0-	-0-	291,067	-0-	80	-0-
Charles H. Rinne	-0-	-0-	137,334	-0-	-0-	-0-

(1)	Options are classified as “in-the-money” if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $0.23, the per-share market value of the underlying Common Stock as of December 31, 2002. Such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of options will be based on the per-share market price of the Common Stock at the time of exercise and are thus dependent upon future performance of the Common Stock.

Equity Compensation Plan Information

     The Equity Compensation Plan Information set forth in Item 5 of the Company’s annual report on Form 10-K for the period ended December 31, 2002 is incorporated by reference into this Proxy Statement.

COMPENSATION COMMITTEE REPORT

     Decisions on compensation of the Company’s senior executives, except for decisions related to awards under the Company’s Director Plan, are made by the Compensation Committee of the Company’s Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to assure the Board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve the needs of the Company’s stockholders and the Company. Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by directors Nelson and O’Neil in their capacity as the Compensation Committee.

Compensation Philosophy and Policies for Executive Officers

     The Company believes that the executive compensation program should align the interests of stockholders and executives. The Company’s primary objective is to provide high quality patient care while maximizing stockholder value. The Compensation Committee seeks to forge a strong link between the Company’s strategic business goals and its compensation goals.

     The Company’s executive compensation program is consistent with the Company’s overall philosophy for all management levels. The Company believes that the more employees are aligned with the Company’s strategic objectives, as stated below, the greater the Company’s success on both a short-term and long-term basis.

     The Company’s executive compensation program has been designed to support the overall Company strategy and objective of creating stockholder value by:

•	Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.

     The Company’s strategic goals are:

•	Profitability: To maximize financial returns to its stockholders, in the context of providing high quality service.

•	Quality: To achieve leadership in the provision of relevant and high quality health services.

•	Stability: To be seen as a desirable employer and a responsible corporate citizen.

     Currently, the Company’s executive compensation program is composed of three components: base salary, annual cash incentive (i.e., bonus) and long-term incentive opportunity through nonqualified stock options. When the Company or the individual business units meet or exceed their respective annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are intended to be market competitive with similar U.S. public health care companies having similar revenues.

Base Salary

     The base salaries of the Company’s executives are listed in the Summary Compensation Table in this Proxy Statement and are evaluated annually. In evaluating appropriate pay levels and salary increases for Company executives, the Compensation Committee considers achievement of the Company’s strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the Compensation Committee seeks to confirm base salaries for all executive officers at the market rate, as determined from information gathered by the Company from an independent compensation consulting firm and other outside sources.

Annual Incentives

     Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are specific to each executive’s area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. At least 80% of the available bonus percentage for each executive is tied to Company profitability, generally defined by achievement of the annual budget as approved by the Board of Directors.

     Company executives may earn a bonus of up to 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of the year, performance against these goals is determined on an arithmetic scale with the pre-established weighting.

     Mr. Richardson was awarded a bonus of $4,220 for fiscal 2002. Mr. Rinne, Mr. Richardson and Mr. Council were awarded bonuses of $25,000, $4,283 and $15,000, respectively, for fiscal 2001. With the exception of Mr. Richardson, no bonuses were awarded to the Company’s named executives with respect to 2000.

Long-Term Incentives

     The Company’s long-term incentive compensation program has historically consisted of nonqualified stock options, which are related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and long-term stockholders.

     The option grants to executive officers offer the right to purchase shares of Common Stock at their fair market value on the date of the grant. These options will have value only if the Company’s stock price increases. The number of shares covered by each grant is intended to reflect the executive’s level of responsibility and past and anticipated contributions to the Company. The Company sought stockholder approval of an increase in the number of shares available under its Key Personnel Plan at last year’s annual meeting. The stockholders did not approve the amendment. As a result, the Company has a very limited number of options available to be granted under the Key Personnel Plan.

     No options were granted under the Key Personnel Plan in 2002. In 2001, there were options to purchase 417,500 shares awarded under the Key Personnel Plan by the Compensation Committee.

Chief Executive Officer Compensation

     Securities and Exchange Commission regulations require corporate compensation committees to disclose the bases for the compensation of a corporation’s chief executive officer relative to such corporation’s performance.

     Mr. Council, the Company’s Chief Executive Officer, is eligible to participate in the same executive compensation plans that are available to the other senior executive officers, which plans are described above. The Compensation Committee’s general approach in setting Mr. Council’s annual compensation is derived from the same considerations described above: to be competitive with the compensation plans of other U.S. public health care corporations of similar size while having a large percentage of his annual incentive compensation based upon specific, corporate-wide operating performance criteria.

Tax Regulation as to Limited Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1.0 million in 2002 or 2003 and, accordingly, to date the Company has not adopted a policy in this regard.

THE FOREGOING REPORT IS SUBMITTED BY ALL OF THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS, WHOSE MEMBERS ARE AS FOLLOWS: EDWARD G. NELSON AND WILLIAM C. O’NEIL, JR.

AUDIT COMMITTEE REPORT AND DISCLOSURES

Audit Committee Report

     The Audit Committee provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with the Company’s outside auditors the results of the year-end audit, including the audit report and audited financial statements.

     The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to Rule 4200(a)(15) of the NASD’s listing standards. The Board has adopted a written charter of the Audit Committee.

     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2002, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with BDO Seidman, LLP (“BDO”), the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the Audit Committee received the written disclosures and the letter from BDO required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect and discussed with BDO their independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by BDO to the Company is compatible with maintaining the independence of BDO from the Company, but the Audit Committee will continue to periodically review the non-audit services rendered by BDO.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

WALLACE E. OLSON
WILLIAM C. O’NEIL, JR.
EDWARD G. NELSON
The Members of the Audit Committee

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company’s review of the copies of Forms 3, 4 and 5 furnished to it and any amendments thereto, or written representations from certain reporting persons that no Form 5’s were required for such persons, the Company believes that, during the 2002 fiscal year, its executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company’s Compensation Committee currently consists of directors Nelson and O’Neil. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

COUNSEL CORPORATION RELATIONSHIP

     Advocat was organized in 1994 with the transfer of the long-term care business of Counsel Corporation (“Counsel”) and Diversicare Inc. (“Diversicare”) to the Company. In an initial public offering on May 10, 1994 (the “Offering”), 100% of the Company’s Common Stock was sold to the public. Following the Offering, neither Counsel nor Diversicare retained any ownership interest in the Company. Various agreements among the parties (the “Transfer Agreements”) governed the Offering and the transfer of certain assets of Counsel and Diversicare to the Company. The Transfer Agreements and certain subsequent agreements and amendments continue to govern various other matters between the Company and Counsel.

     Pursuant to the Transfer Agreements, the Company received the outstanding capital stock of a Counsel subsidiary that held the general partnership interest in a nursing home partnership managed by Advocat and leasehold interests in all of the nursing homes and retirement centers then owned or leased by Counsel. Eight facilities owned by Counsel continue to be leased by the Company under two separate leases.

     Pursuant to the Transfer Agreements, Advocat received a management agreement covering seven Canadian facilities affiliated with Counsel. The management agreement is for a term of 10 years through April 2004, with base management fees equal to $1,000,000 Canadian (approximately $637,000 U.S.) per year (at the December 31, 2002 exchange rate) and an additional incentive management fee equal to 11.8% of net operating income as defined. Management fees generated under this contract in 2002 were approximately $1.2 million.

     Diversicare Canada Management Services Co., Inc., an indirect, wholly-owned subsidiary of the Company (“DCMS”), manages two facilities owned by Diversicare VI, an affiliate of Diversicare, pursuant to a Management and Guaranteed Return Loan Agreement dated as of November 30, 1985, as amended (the “Guaranteed Return Loan Agreement”), which expires on December 31, 2005. In connection with the Guaranteed Return Loan Agreement, DCMS loaned Diversicare VI approximately $800,000 to repay indebtedness to Counsel and, additionally, $750,000 to make expansions and improvements upon the two managed facilities. These loans are secured by second, third and fourth mortgage security interests in the assets of Diversicare VI. Each loan bears interest at 8% and is being repaid over the life of the Guaranteed Return Loan Agreement. The balance due from Diversicare VI with respect to these loans totaled approximately $334,000 at December 31, 2002.

     Under the Guaranteed Return Loan Agreement, DCMS is entitled to receive a management incentive fee through the Guarantee Period based on Diversicare VI’s distributable cash and proceeds of sales or refinancings, net of various expenses and distributions. Pursuant to an Agreement with DCMS dated February 6, 1995, Counsel is entitled to receive 50% of DCMS’s incentive management fees payable under the Guaranteed Return Loan Agreement after payment to DCMS of $107,000 Canadian (approximately $68,000 U.S.) per year. The Guaranteed Return Loan Agreement generated revenues to DCMS for the year ended December 31, 2002 of approximately $594,000, including management incentive fees. During the Guarantee Period, DCMS may not distribute to its shareholder (Diversicare Leasing Corp., a wholly-owned subsidiary of Advocat) more than 25% of DCMS’s pre-tax profits.

     Pursuant to the Transfer Agreements, the Company has been granted the right to offset against payments owed from the Company to Counsel and Counsel has been granted the right to offset against payments owned from Counsel to the Company, up to $1.0 million Canadian (approximately $637,000 U.S.) per year to the extent that either party does not receive the payment of the obligations owned by either party to the other. The terms of the offset agreement provide that the party exercising offset rights will not be in default with respect to its obligations to the other party to the extent such obligations are not paid pursuant to the provisions of the offset. The obligations of the Company to Counsel under the leases and management contracts between the Company and Counsel provide that a default under one agreement constitutes a default under each of the leases and management contracts.

CERTAIN TRANSACTIONS

     The Company owns a 32% equity interest in The Concorde Joint Venture (“Concorde”) a retirement home located in Penticton, British Columbia. The Company also manages Concorde pursuant to a 5 year management agreement, which provides for management fees of 3% of gross revenues plus 5% of operating income. Dr. Birkett and Mr. Richardson each own an approximate 4% interest in Concorde. During 2002, The Concorde paid $92,000 (Canadian) in management fees to the Company. The Company believes the terms of the management agreement are consistent with similar management agreements between unrelated parties.

     For a discussion of the relationships between the Company and its other affiliates, directors, officers, and principal stockholders, please see “Stock Ownership of Directors, Executive Officers and Principal Holders,” “Executive Officers,” “Proposal 1: Election of Directors,” “Compensation Committee Interlocks and Insider Participation” and “Counsel Corporation Relationship.”

INDEPENDENT PUBLIC ACCOUNTANTS

     On June 28, 2002, the Board of Directors, upon the recommendation of its Audit Committee, dismissed its independent accountants, Arthur Andersen LLP (“Andersen”). On September 3, 2002, the Board of Directors engaged BDO Seidman, LLP (“BDO”) as its principal independent accountants. Prior to BDO’s engagement, the Company did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     During the two year period ended December 31, 2001 and for the subsequent period through the date hereof, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two year period ended December 31, 2001 and for the subsequent period through the date hereof.

     The audit reports of Andersen on the consolidated financial statements of the Company and subsidiaries as of and for the two years in the period ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except that the audit reports for each of the last two years contained an explanatory paragraph with respect to uncertainty about the Company’s ability to continue as a going concern. The Company provided Andersen with a copy of the foregoing disclosures in connection with its initial disclosure of such information on Form 8-K, dated July 1, 2002. A letter from Andersen stating its agreement with such statements was filed as Exhibit 16.1 to the Company’s Form 8-K.

     BDO was appointed by the Board of Directors to serve as the Company’s Independent Public Accountants for the fiscal year ended December 31, 2002. A representative of that firm will be present at the meeting with the opportunity to make a statement if he so desires and to respond to questions from the stockholders.

     In addition to performing the audit of the Company’s financial statements, BDO provided various other services during 2002. The aggregate fees and out-of-pocket expenses billed for 2002 for each of the following categories of services are set forth below:

Audit Fees. Audit and review of the Company’s 2002 quarterly and annual financial statements	$263,000
Financial Information Systems Design and Implementation Fees	-0-
All Other Fees	$14,000

     All other fees relate to the audit of the financial statements of the Company’s savings plan and trust and consultation provided regarding financial reporting matters. During 2003, BDO will perform tax compliance and planning services related to the preparation of the Company’s 2002 tax returns. Fees for these services are anticipated to be approximately $49,000.

PROPOSAL 2:
STOCKHOLDER PROPOSAL

     Company stockholder, Louis J. Rakoczy, has advised the Company that he intends to present a resolution at the Annual Meeting. The Company will provide Mr. Rakoczy’s address and number of shares he holds promptly upon receipt of an oral or written request from a Company stockholder.

     In accordance with the applicable proxy regulations, Mr. Rakoczy’s resolution and accompanying supporting statement are set forth below. The Company is not responsible for either the resolution or supporting statement.

Stockholder Resolution

“Request to terminate the Shareholders Rights Plan (the “Plan”) originally dated as of March 13, 1995 and amended and restated as of December 7, 1998, by and between Advocat Inc., a Delaware corporation, and Third National Bank in Nashville, the Rights Agent.

Stockholder Supporting Statement

The Plan serves as a deterrent to any serious investor or potential acquirer of Advocat Inc. In section 23 of the amendment, the board of Directors has the absolute right to invoke this Plan or to effectively terminate it by redeeming all the outstanding rights for one cent each. (Each share of common stock is entitled to one right, which may be exercised when someone acquires or makes a tender offer to acquire 15.0% or more of the common stock of Advocat). Under this Plan, a significant change in ownership will occur only with the blessing of the current Board of Directors.

As a shareholder, I prefer to allow market demand for Advocat stock to freely affect the stock price, knowing that anyone interested in controlling a 15% stake (or greater) is interested only in increasing the value of their investment. This Plan serves the Board of Directors and current management only, not the shareholder.”

The Board Of Directors Recommends A Vote Against This Proposal.

     The Board of Directors believes that Mr. Rakoczy’s proposal is contrary to the interests of the Company and its stockholders and, accordingly, is recommending that the stockholders vote AGAINST the proposal for the reasons set forth below.

     In March 1995, the Board of Directors of the Company adopted a stockholder rights plan to protect the Company’s stockholders against abusive takeover tactics and to ensure that each stockholder is treated fairly in any transaction involving an acquisition of control of the Company. The purpose of the Company’s Plan is to strengthen the Board of Directors’ ability, in the exercise of its fiduciary duties, to protect and maximize the value of stockholders’ investment in the Company in the event of an attempt to acquire control of the Company. The Plan is not intended to, and does not, preclude unsolicited, non-abusive offers to acquire Advocat at a fair price. Advocat’s Plan is designed, instead, to encourage potential acquirors to negotiate directly with the Board of Directors, which the Company believes is in the best position to (i) evaluate the adequacy and fairness of any proposed offer, (ii) to negotiate on behalf of stockholders and to act promptly without the delay associated with a stockholder vote, and (iii) to protect stockholders against abusive tactics during a takeover process, such as partial or two-tiered tender offers that do not treat all stockholders fairly and equally or acquisitions in the open market of shares constituting control without offering fair value to all stockholders. Additionally, the Plan affords the Board of Directors the opportunity and additional time to determine if an offer reflects the full value of the Company, and if not, to reject the offer. In other words, the Plan does not affect any takeover proposal believed by the Board to be in the best interests of the Company’s stockholders. Rather, the Plan affords the Board of Directors important bargaining power in negotiating a transaction with a potential acquiror or pursuing potentially superior alternatives. The overriding objective of the Board of Directors in adopting the Plan was, and continues to be, the preservation and maximization of the Company’s value for all stockholders.

     The Board of Directors’ commitment has always been, and always will be, to serve the best interest of the stockholders. The Board of Directors’ legal responsibilities and duties require it to act in the best interest of the Company, including protecting stockholder interest and maximizing stockholder value in the event of a takeover bid. To this end, the Board of Directors believes that the Plan it has adopted provides the Board of Directors with the ability to respond promptly to a takeover bid in beneficial ways not available to individual stockholders.

     The Board of Directors believes that the continuation of the Company’s Plan is in the best interests of the Company and its stockholders. The economic benefits of a stockholders rights plan to stockholders have been validated in several studies. A study published in November 1997 by Georgeson & Company found that companies with stockholders rights plans received $13 billion dollars in additional takeover premiums from 1992 to 1996. The Georgeson study also concluded that (i) premiums paid to acquire target companies with stockholders rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans, (ii) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (iii) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that stockholders rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of a board of directors resulting in higher value for stockholders.

     The Board of Directors believes that the adoption and maintenance of a rights plan is within the scope of responsibilities of the Board of Directors, acting on behalf of all stockholders. The adoption, maintenance and termination of such a plan accords with the Board of Directors’ responsibilities for the management of the Company’s affairs and the issuance of securities and does not require stockholder approval under Delaware corporate law.

     Mr. Rakoczy’s proposal requires the approval of a majority of the votes which can be cast by the holders of the shares present and entitled to vote at the Annual Meeting. Because the proposal is only a request, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the Plan would require action by the Board of Directors.

     The Board of Directors unanimously recommends that stockholders vote AGAINST the adoption of Mr. Rakoczy’s proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return of the Company with that of the S&P SmallCap 600 Index, a peer group index for the last five years. Cumulative return assumes $100 invested in the Company or respective index on December 31, 1997 with dividend reinvestment through December 31, 2002. The peer group includes Beverly Enterprises, Inc.; Manor Care, Inc.; Mariner Health Care Inc.; National Healthcare Corp.; Genesis Health Ventures, Inc. and Sun Healthcare Group, Inc.

     To date, the Company has not tied executive compensation to stock performance. The future impact of stock performance on executive compensation, if any, will be determined by the Compensation Committee and management.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ADVOCAT INC., THE S & P SMALLCAP 600 INDEX
AND A PEER GROUP

* $100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

     Any proposal by a stockholder for consideration at the 2004 Annual Meeting of Stockholders must be received by the Company’s principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than January 1, 2004, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2004 annual meeting. Stockholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide such proposals to the Company no later than March 1, 2004.

AVAILABILITY OF 10-K

     Upon the written request of any record holder or beneficial owner of the Common Stock entitled to vote at the annual meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 2002, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission (“SEC”). The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to (615) 771-7409.

     Additionally, a copy is retrievable free of charge through the EDGAR system maintained by the SEC at the SEC’s website: www.sec.gov. The Company’s SEC filings, including the Annual Report on Form 10-K, can be accessed through the Company’s website: http://www.irinfo.com/avc.

INCORPORATION BY REFERENCE

     The Equity Compensation Plan Information set forth in Item 5 of the Company’s annual report on Form 10-K for the period ended December 31, 2002 is incorporated by reference into this Proxy Statement.

OTHER MATTERS

     The management of the Company is not aware of any other matters to be brought before the Annual Meeting of Stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON. IN ADDITION, A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

PROXY	ADVOCAT INC.	PROXY
Annual Meeting of Stockholders, June 4, 2003
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. William R. Council, III and L. Glynn Riddle, Jr., or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advocat Inc., to be held on June 4, 2003, at 10:30 a.m. Central Daylight Time, at 1800 AmSouth Center, 315 Deaderick Street, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

   (1)     Election of Class 3 Directors:

William R. Council, III		Richard M. Brame
☐	FOR the nominee listed above	☐	FOR the nominee listed above
☐	WITHHOLD AUTHORITY to vote for the above listed nominee	☐	WITHHOLD AUTHORITY to vote for the above listed nominee

   (2)     Stockholder Proposal regarding the Company’s Shareholder Rights Plan

☐ FOR PROPOSAL                     ☐  AGAINST PROPOSAL                      ☐ ABSTAIN

   (3)     In their discretion, or such other matters as may properly come before the meeting.

☐ FOR DISCRETION                  ☐  AGAINST DISCRETION                  ☐ ABSTAIN

(Continued on reverse side)

     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS, AGAINST THE STOCKHOLDER PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:	, 2003

Dated:	, 2003

Signatures(s) of shareholder(s) should correspond exactly with the name(s) printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.